Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the reference to our firms under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Form F-3) and related Prospectus of Total S.A., Total Capital, Total Capital Canada Ltd. and Total Capital International for the registration of debt securities and to the incorporation by reference therein of :

(i)	our report dated March 10, 2011, with respect to the consolidated balance sheets of Total S.A. and its subsidiaries as of December 31, 2010, 2009 and 2008, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2010 (our report thereon refers to the change in TOTAL S.A.’s accounting policy regarding jointly controlled entities under standard IAS 31 “Interests in Joint Ventures”) and

(ii)	our report dated March 10, 2011, with respect to the effectiveness of Total S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2010,

which reports appear in the Annual Report on Form 20-F of Total S.A. for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Paris La Défense

November 2, 2011

KPMG AUDIT A division of KPMG S.A.	ERNST & YOUNG AUDIT

/s/ Jay Nirsimloo	/s/ Laurent Vitse
Jay Nirsimloo	Laurent Vitse
Partner	Partner